SECONDMENT AGREEMENT



     THIS SECONDMENT AGREEMENT (the "Secondment Agreement") is entered into as of April 3, 2000 (the "Effective Date"), by and among Bell Atlantic Corporation, a Delaware Corporation ("Bell Atlantic"); Vodafone AirTouch Plc, an English public limited company (and, together with the Vodafone Affiliates, "Vodafone") and together with Bell Atlantic, the "Partners" (and each, individually, a "Partner"); and Cellco Partnership, a Delaware general partnership ("Cellco") and together with Bell Atlantic and Vodafone, the "Parties" (and each, individually, a "Party");

     WHEREAS, Bell Atlantic and Vodafone have entered into that certain U.S. Wireless Alliance Agreement dated as of September 21, 1999 (the "Alliance Agreement"), to enable Bell Atlantic and Vodafone to realize economies of scale and scope and other efficiencies in the operation of certain communication businesses by coordinating wireless services and owning, operating, managing, maintaining and constructing cellular systems, personal communications systems and other wireless communications systems;

     WHEREAS, such joint venture shall in part consist of the partnership that is Cellco, the formation and operation of which is set forth in the Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") dated as of July 1, 1995, as it may be amended from time to time;

     WHEREAS, the Alliance Agreement contemplates a "Stage I Closing" under which Vodafone will contribute certain of its wireless assets, and become a partner in Cellco after the amendment of the current Partnership Agreement (following which the joint venture shall be referred to as the "Partnership"); and a "Stage II Closing," upon which additional assets will be contributed to the Partnership by Vodafone, Bell Atlantic, or both entities;

     WHEREAS, certain employees of Vodafone may provide services to the Partnership following the Stage I Closing and, possibly, the Stage II Closing; and

     WHEREAS, the Parties wish to enter into an agreement relating to the provision and transfer of employees to the Partnership.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

"Effective Date" means the date of the Stage I Closing.

"Entity" means any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Governmental Authority.

"Governmental Authority" means any federal, state, territorial, county, municipal, local or other government or governmental agency or body or any other type of regulatory body, whether Domestic or foreign, including without limitation, the FCC and the FAA.

"Indemnified Damages" means any and all judgments, interest on such judgments, fines, penalties, charges, costs, amounts paid in settlement, expenses and reasonable attorneys' fees incurred in connection with any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court of governmental, administrative or other regulatory agency, body or commission, whether pending or threatened, and whether or not the Partnership is a party thereto.

"Loaned Employee" means a Vodafone Employee on the payroll of Vodafone who provides services to the Partnership pursuant to this Secondment Agreement, or a Vodafone Employee on an approved leave of absence or absent due to excused sickness or short-term disability, to the extent such individual has reinstatement rights, assuming that had the individual been reinstated, the individual would have been a "Vodafone Employee."

"Partnership" means Cellco, after the amendment and restatement of the current Cellco Partnership Agreement and the consummation of the Stage I Closing.

"Person" means any natural person or Entity.

"Secondment Ending Date" means the date on which the Secondment arrangement ends. The date is December 31, 2000, if the Stage I Closing occurs on or before September 30, 2000, or December 31, 2001, if the Stage I Closing occurs after September 30, 2000.

"Secondment Period" means the period during which Vodafone Employees who would otherwise have commenced employment with the Partnership as of the Stage I Closing provide services to the Partnership on a seconded basis pursuant to this Secondment Agreement. The Secondment Period ends on the Secondment Ending Date.


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


"Stage I Closing" is the date of the consummation of the first step of the transaction under which Vodafone contributes certain wireless assets to, and becomes a partner in, the Partnership.

"Stage II Closing" is the date of consummation of the second step of the transaction. It is contemplated that on this date, additional wireless assets would be contributed by the Parties to the Partnership. The Stage II Closing is intended to occur on or before the earlier of the first anniversary of the Stage I Closing, and the tenth Business Day after the date Bell Atlantic either acquires GTE corporation ("GTE"), or the date Bell Atlantic no longer has any right to acquire GTE.

"Vodafone Affiliate" means, with respect to Vodafone, any other Person directly or indirectly controlling, controlled by, or under common control with, Vodafone; and "control" means (i) the ownership of more than 50% of the voting securities or other voting interests of another Person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares, by Contract or otherwise; provided, however, that the Partnership from and after the Stage I Closing and PrimeCo Personal Communications, L.P. ("PrimeCo") shall not be deemed to be an Affiliate of Vodafone for purposes of this Agreement.

"Vodafone Employees" means, as of the applicable date referenced in the applicable provisions of the Alliance Agreement, the Disclosure Schedules (whenever delivered) and the various agreements attached to the Alliance Agreement as Exhibits, (i) each common law employee of Vodafone which, by itself or by means of any entity controlled by it, is contributing Conveyed Assets to the Partnership, if such employee holds a position, substantially all of the duties and responsibilities of which pertain to one or more of the Conveyed Assets; (ii) each common law employee of the Vodafone Conveyed Subsidiaries or Vodafone Conveyed Partnerships, if such employee holds a position, substantially all of the duties and responsibilities of which pertain to the Vodafone Wireless Business; (iii) any common law employee of Vodafone (including AirTouch Support Services, Inc.), if such employee holds a position substantially all of the duties and responsibilities of which pertain to the Vodafone Wireless Business; and (iv) any common law employee on an approved leave of absence or absent due to excused sickness or short-term disability, to the extent that such individual has reinstatement rights, if such employee would otherwise be considered a Vodafone Employee; provided, however, that the term "Vodafone Employees" shall (A) exclude any individual employed by AirTouch International or any subsidiary of that company; (B) exclude any individual employed by AirTouch Communications, Inc. if such individual is located in San Francisco or Walnut Creek, except for up to the 50 individuals as mutually agreed upon by the Parties and identified on Attachment A hereto; and (C) exclude any individual employed by AirTouch Satellite Services, Inc., or any Vodafone Affiliate which is not a corporation or partnership owned by AirTouch Communications, Inc. and any individual who is a director or member of the executive committee of Vodafone.

Notwithstanding the foregoing, the Parties recognize that issues relating to organizational structure may impact this definition and agree to continue to


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


cooperate in good faith if amendment of this definition is required by such organizational changes and/or changes in the Alliance Agreement. With respect to the Stage I Closing, the Secondment Agreement only applies to Vodafone Employees who qualify as such with respect to the contributed assets following such Closing.

     Any other defined terms shall have the meaning set forth in the Alliance Agreement.

                                   ARTICLE 2
                           SECONDED EMPLOYEE SERVICES

     2.1 Employee Services to Partnership. Until the Secondment Ending Date, the Partnership shall engage Vodafone Employees as staff of the Partnership. The seconding program shall operate as follows:

     (a) Seconded employees will remain employees of Vodafone, but will perform services exclusively for the Partnership; provided, however, that Vodafone Employees identified on the Vodafone payroll records as employees of ATC-SHRS will be seconded to, and perform services exclusively for, AirTouch Support Services, LLC (or any successor thereto), which will be a wholly-owned subsidiary of the Partnership after the Stage I Closing.

     (b) All individuals who meet the definition of Vodafone Employee on the date of the Stage I Closing or any subsequent closing or contribution of Conveyed Assets to the Partnership and have not received prior written notice of non-selection shall be seconded. Cellco management shall determine the number of employees (including Vodafone Employees) needed to staff the Partnership.

     (c) Cellco management may designate an employee of Vodafone who is not otherwise a "Vodafone Employee" as a Vodafone Employee for purposes of this Secondment Agreement, in which case the individual shall be deemed to be a Vodafone Employee for all purposes of this Agreement. Such designation shall be made in writing by the CEO of Cellco or his delegate.

     (d) In the event of any question concerning whether an employee of Vodafone is a "Vodafone Employee" for purposes of this Agreement, the decision of the CEO of Cellco or his delegate shall be final and binding upon the parties.

     (e) Newly hired employees after the Stage I Closing at locations where Vodafone Employees perform services shall, at the designation of the CEO of Cellco or his delegate, be treated either as a Vodafone Employee and covered by this Secondment Agreement, or as a Partnership employee, in which case this Secondment Agreement shall not apply to the terms and conditions of their employment.

     2.2 Reimbursement for Relocation. If services in a position at the Partnership by a Loaned Employee requires relocation of the Loaned Employee,


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


the Partnership shall reimburse Vodafone for the cost of such relocation consistent with the terms of Vodafone's relocation plan that is generally applicable to all employees of Vodafone as in effect on the date of the relocation.


                                   ARTICLE 3
                           TERMS OF LOANED EMPLOYMENT

     3.1 Loaned Employee Services. Loaned Employees shall remain on the payroll of a Vodafone Affiliate throughout the Secondment Period while providing services to the Partnership. The Partnership shall direct and control the Loaned Employees in the manner and method of performing services for the Partnership, provided that the Partnership shall not direct any Loaned Employee to act or omit to act where such act or omission would violate applicable law or sound and prudent industry practices. Vodafone makes no warranties or representations concerning the services of the Loaned Employees, whether express or implied. Until the end of the Nonsolicitation Period, Vodafone shall not Solicit for hire any Loaned Employee without the written consent of the Vice President of Human Resources of the Partnership. Until the end of the Nonsolicitation Period, neither Bell Atlantic nor the Partnership shall Solicit any Retained Vodafone Employee without the written consent of the Vice President of Human Resources of AirTouch Communications, Inc.

     3.2 Cost Reimbursement. The Partnership shall reimburse Vodafone for the salary or wages and the employee benefits applicable to each Loaned Employee on the basis of the actual costs shown for such items on Vodafone's books in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP"), including accruals for such costs, for each payroll cycle. For administration and reconciliation of the cost reimbursement, Vodafone shall segregate all Loaned Employees from all other Vodafone employees.

     (a) For this purpose, "salary or wages" shall mean the following amounts paid after the date of the Stage I Closing: (i) any salary, wages, commissions, and overtime pay, (ii) vacation pay, (iii) payments received during a paid leave of absence, (iv) any short-term or long-term cash incentives and (v) any retention incentives paid with Partnership approval in accordance with Section 5.5(e) of the Alliance Agreement.

     (b) For this purpose, "employee benefits" means the employee benefit programs available to the Loaned Employees as employees of Vodafone.

     (c) Notwithstanding (a) and (b), the Partnership shall not reimburse Vodafone for any equity compensation (including stock or value appreciation rights) in accordance with Section 5.5(b)(iv) of the Alliance Agreement, or, except as set forth in Section 3.9, any severance.

     (d) Notwithstanding (a) and (b), the Partnership shall not reimburse Vodafone for a compensation or benefit liability or obligation with respect to a period of service prior to the first date on which the Loaned Employee rendered services to the Partnership or otherwise was properly classified as a


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


Loaned Employee. By way of example, if the Stage I Closing were to occur on April 30, 2000, and a short term bonus was determined as payable for calendar year 2000 to Loaned Employees, Vodafone would be responsible for 100% of the short term bonus attributable to the 4/12ths of the year prior to the Stage I Closing, and the Partnership would be responsible for the other 8/12ths.

     (e) Notwithstanding (a) and (b), if the Partnership has incurred an expense for a particular benefit or item of compensation for a Loaned Employee, it shall not pay or assume liability for such expense a second time. By way of example, any charges for health services rendered to Loaned Employees or their covered dependents prior to the Secondment Ending Date shall not be the responsibility of the Partnership if the cost of coverage would have been covered in an earlier invoice.

     (f) Base pay shall continue to be administered in the normal course of business for any Loaned Employee. Vodafone will base its 2000 merit increase budget and any associated equity adjustments on its analysis of competitive practice and business need; provided, however, any aggregate increase above 5.5% of cash compensation shall not be reimbursed by the Partnership. If the Secondment Period extends into 2001, the Partnership will appoint a committee with participation from both Parties to determine merit and equity budgets based on competitive practice and business needs.

     (g) Cash-based short term and long term incentive plans shall continue without change for the Secondment Period, except as follows: (i) the Partnership may offer and a Vodafone Employee may accept, an offer of secondment at a base salary and short term incentive target determined by the Partnership; and (ii) the CEO of the Partnership may change the short term incentive numeric targets for the year 2000 performance measures and/or, if existing measures are impracticable to measure as a result of organizational changes, the performance measures themselves. With respect to the long term incentive plan, the Parties agree to cooperate and use best efforts to address the treatment of the Vodafone long term cash incentive plan for executives who transfer to the Partnership; provided, however, Vodafone shall make no changes to such plan without the written consent of the CEO of the Partnership.

     (h) On a semi-monthly basis, five days after the end of a payroll cycle, Vodafone shall submit an invoice to the Partnership for the cost reimbursements described in this Section 3.2. The invoice shall reflect actual costs shown on Vodafone's books in accordance with U.S. GAAP, including accruals for such costs and any credits for pension costs, for the applicable payroll period using the prior period as an estimate of the mid-month invoice. The Partnership shall remit payment to Vodafone by wire transfer within 10 days after receiving the invoice. Upon 10 days prior notice, the Partnership shall have the right to audit the charges and accruals indicated on an invoice at a time mutually agreed upon by the Partnership and Vodafone, which right to audit shall continue for 90 days after the end of the Secondment Period.

     3.3 Employee Benefit Programs. Loaned Employees shall continue to participate in (or, in the case of a new hire, shall participate in) the employee benefit programs available to them as employees of Vodafone. Loaned Employees shall also be subject to the Vodafone policies regarding holidays, leaves of absence, FMLA and vacation. The Partnership shall in its discretion determine work policies and work schedules at designated locations for all Loaned Employees. All Loaned Employees shall receive and shall comply with the Partnership's Code of Business Conduct as a condition of their loaned employment. Nothing in this Article 3 shall preclude the Parties from studying the efficacy of implementing short-term and long-term incentive objectives common to Vodafone and the Partnership.


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


     3.4 Employee Benefit Programs Information. Vodafone and the Partnership shall provide each other in a timely manner with reasonably requested data for annual coverage and nondiscrimination testing for affected employee benefit programs and any other reasonably requested information necessary generally to administer their respective employee benefit programs in accordance with the Internal Revenue Code and ERISA.

     3.5 Workers' Compensation Coverage. Vodafone shall maintain workers' compensation insurance and employer's liability insurance as required by applicable law covering the Loaned Employees. Alternatively, if permitted by applicable law, Vodafone may adopt self-administered claims programs covering its employees, including Loaned Employees, in lieu of such insurance coverage; provided that Vodafone shall indemnify and hold the Partnership harmless against payment of any amounts that would otherwise have been paid by the proceeds of such insurance.

     3.6 Indemnification from Benefit Liability. Vodafone shall indemnify and hold the Partnership and each other Party harmless from and against any and all Indemnified Damages which arise out of the Loaned Employees' participation in any employee benefit program maintained by Vodafone.

     3.7 Indemnification from Employment Liability. Vodafone and the Partnership shall advise each other as to matters which come to their respective attention involving potential legal actions or regulatory enforcement activity which involve the employment of Vodafone Employees after the Stage I Closing which are related to the activities of either Party, and shall promptly advise each other of legal actions or administrative proceedings which are actually commenced. Vodafone and the Partnership agree to fully cooperate with one another in the defense of any such action or proceeding arising out of such a lawsuit or administrative proceeding, and further agree not to oppose any intervention by the other Party to intervene in such action or proceeding if only one of the parties is named. The defense and associated costs of such action (except to the extent a party is otherwise entitled to indemnification in another provision of this Agreement or of the Alliance Agreement) arising out of services performed by any Loaned Employee after the Stage I Closing and prior to the end of the Loaned Employee's loan assignment period which are related to the activities of the Partnership shall be the responsibility of the Partnership. In any event, except as otherwise provided in the Secondment Agreement, Vodafone shall indemnify and hold the other Parties and the Partnership harmless from and against any and all Indemnified Damages which relate to the employment of Vodafone Employees with Vodafone prior to the Stage I Closing.

     3.8 Ceiling on Incremental Costs. The incremental benefit costs, as defined by Attachment B, attributable to secondment borne by the Partnership shall be limited to $7,500,000. For purposes of determining this cost, the


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


benefits of a Loaned Employee and a Partnership employee during the Secondment Period shall be compared in the following manner within 60 days after the Secondment Ending Date:

     (a) The actual aggregate benefit book cost, determined in accordance with U.S. GAAP, during the Secondment Period for the Loaned Employees shall be divided by the average number of Loaned Employees during the Secondment Period.

     (b) The actual aggregate benefit book cost, determined in accordance with U.S. GAAP, during the Secondment Period for the Partnership employees shall be divided by the average number of Partnership employees during the Secondment Period.

     (c) If the Secondment Period is less than 12 months, the period shall be pro-rated.

     (d) The amount obtained in Section 3.8(b) above shall be subtracted from the amount obtained in Section 3.8(a) above.

     (e) The amount obtained in Section 3.8(d) shall be multiplied by the total number of Loaned Employees.

     (f) If the amount obtained in Section 3.8(e) is more than $7,500,000, the Partnership shall not reimburse Vodafone for the excess, and shall be entitled to a refund of any such excess previously paid.

     3.9 Severance. Each Party shall bear 100% of the costs of any severance packages maintained by that Party with respect to a separation of an employee of that Party which occurs prior to the date the affected employee commences services to the Partnership as a Loaned Employee or a common law employee; provided; that if a Vodafone Employee becomes entitled to severance payments or benefits caused directly by the terms of a written offer of employment or secondment with the Partnership or written notice authorized by the Partnership to Vodafone that the individual will not receive any offer of employment or secondment with the Partnership (followed by an actual separation from service), or by other action in a process and manner authorized by the Partnership, the cost of such severance shall be chargeable to the Partnership, if, and to the extent, severance benefits are properly payable under the terms of a written plan, agreement, or program maintained by the individual's employer and for which the individual is eligible; and, provided further that, notwithstanding the foregoing, the cost of severance payable to a Vodafone Employee identified on Attachment A hereto shall be chargeable 50% to Bell Atlantic and 50% to Vodafone. If severance otherwise becomes payable to a Vodafone Employee by the action or inaction of any entity other than the Partnership, the cost of such severance shall be borne by such entity.

     3.10 Modification to Employee Benefits. After the Alliance Agreement date (September 21, 1999), neither Vodafone nor any partnership nor subsidiary that Vodafone is conveying to the Partnership, nor any other Vodafone Affiliate shall establish or implement any new compensation, benefit plan, or arrangement covering Loaned Employees, extend any then existing Vodafone Benefit Plan or


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


increase pay or benefit levels under any then existing Vodafone Benefit Plan, other than in the normal course of business consistent with past practice, or with the Partnership's prior written consent. Notwithstanding the foregoing, Vodafone shall be authorized to amend the Vodafone Pension Plan in 1999 and in 2000 to update the schedule of minimum pension benefits currently set forth in Supplement F to the Plan, consistent with Vodafone's past practice and subject to any applicable legal requirements, and to amend its stock option plans or arrangements consistent with the Alliance Agreement.


                                   ARTICLE 4
                    TERMINATION OF LOANED EMPLOYEE SERVICES

     4.1 Termination by the Partnership. The Partnership, in its sole discretion, may terminate the services of any Loaned Employee to the Partnership at any time by providing written notice to the individual designated by Vodafone for that purpose. The Partnership shall (a) further reimburse Vodafone in an amount equal to the lesser of (i) the cost of severance benefits actually paid to the employee, or (ii) the cost of severance benefits that would have been paid to the employee if the employee had been a participant in Vodafone's most generally applicable severance plan; and (b) the Partnership shall indemnify and hold Vodafone harmless from and against any and all Indemnified Damages which arise out of the employee's termination of employment, except for claims for other vested benefits under the Vodafone Employee Benefit Plans. Termination of the services of a Loaned Employee by the Partnership shall also terminate such Loaned Employee's employment with Vodafone.

     4.2 Termination by Vodafone. Vodafone may terminate a Loaned Employee only with the permission of the CEO of the Partnership or his delegate, in which case the Partnership shall be liable to reimburse Vodafone under Section 3.2. Vodafone shall indemnify and hold the Partnership and each other Party harmless from and against any and all Indemnified Damages which arise out of the Loaned Employee's employment with Vodafone after the termination of secondment status or which arise out of the termination of such employment, except as provided in
Section 4.1 or the preceding sentence. Nothing in this Secondment Agreement shall preclude Vodafone from terminating the employment of a Loaned Employee for cause at any time.


                                   ARTICLE 5
                                  PARTNERSHIP

     5.1 Terms of Employment for Partnership Employees. The Partnership shall set the terms of employment for all of its own employees.

     5.2 Partnership Employee Benefit Programs. The Partnership shall develop its own employee benefit programs for its own employees.

     5.3 AirTouch Cellular. In the event that the stock of AirTouch Cellular or any other Vodafone subsidiary is contributed to the Partnership, to the extent Vodafone provides employee benefits and/or salary or wages to employees of such subsidiary after such stock contribution to the Partnership, the cost reimbursement mechanism set forth in Section 3.2 of this Agreement shall apply for purposes of determining the cost of such services provided by Vodafone.


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


                                   ARTICLE 6
                         DISSOLUTION OF THE PARTNERSHIP

     6.1 Treatment of Employees. Upon the dissolution of the Partnership, provisions for the disposition and treatment of all Loaned Employees and Partnership employees shall be included in the Partnership's plan of liquidation.

     6.2 Written Notice. Any written notice required to be given under this Secondment Agreement shall be hand-delivered to the applicable addressee or sent certified mail return-receipt requested, postage-prepaid and accurately addressed to the applicable addressee, as follows:

     If to Vodafone: Vodafone Plc, The Courtyard, 2-4 London Road, Newbury, Berkshire RG141 JX, England, Attention: Stephen Scott, Fax No.:
011-44-1189-401-118

     with copies to: AirTouch Communications, Inc., One California Street, San Francisco, California 94111, Attention: General Counsel.

     If to Cellco or the Partnership: Dennis F. Strigl, Bell Atlantic Mobile, 180 Washington Valley Road, Bedminster, New Jersey, 07921.

     with copies to: Mark Tuller, General Counsel, Bell Atlantic Mobile, 180 Washington Valley Road, Bedminster, New Jersey 07921.

     If to Bell Atlantic: Bell Atlantic Corporation, 1095 Avenue of the Americas, 39th Floor, New York, New York 10036, Attention: General Counsel.

     6.3 Modification; Amendments; Waivers. This Secondment Agreement may be modified only by a written instrument duly executed by each Party hereto. Any waiver of any term or condition of this Secondment Agreement shall be effective only if made in writing and only in the specific instance and for the purpose for which given. No failure or delay on the part of any Party hereto in exercising any right, power, or privilege under this Secondment Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.


                                   ARTICLE 7
                               GENERAL PROVISIONS

     7.1 Incorporation of Certain Provisions. The provisions of Section 5.5 of the Alliance Agreement (Treatment of Employees) and Section 10.1 (Dispute Resolution) are incorporated by this reference, made a part of this Secondment Agreement and binding on the Parties as if fully set forth herein. All


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


references in such provisions to "Partners" or "Parties" shall be deemed to include the Parties under this Agreement as well as all entities which the Partners are authorized to bind hereunder.

     7.2 No Third Party Beneficiaries. No person other than the Parties to this Agreement shall be entitled to enforce any of the provisions of this Agreement.

     7.3 General Indemnity. Each Partner shall indemnify and hold harmless the other Partner from and against any and all Indemnified Damages which arise out of any breach of any representation, warranty or obligation under this Secondment Agreement for which the indemnifying Party thereof is responsible. Each Party shall provide reasonable opportunity for each other Party to examine all of its relevant records in order to verify compliance with the terms of this Agreement.

     7.4 Rule of Interpretation. In the event of any conflict between the terms of this Secondment Agreement and the terms of the Alliance Agreement, the terms of the Alliance Agreement shall control.

     7.5 Survival. The obligations of the Partnership and of each Party shall survive the termination of this Agreement.

     7.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which counterparts shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

     7.7 Severability. If any one or more of the provisions of this Secondment Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions of this Secondment Agreement shall not be affected thereby. To the extent permitted by applicable law, each Party hereto waives any provision of law which renders any provision of this Secondment Agreement invalid, illegal, or unenforceable in any respect.

     7.8 Headings. The descriptive headings contained in this Secondment Agreement are for convenience and reference only, do not form a part of it, and do not in any way modify interpret or construe the intentions of the Parties to this Secondment Agreement.

     7.9 Choice of Law. This Secondment Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard to choice of law principles.


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


     IN WITNESS WHEREOF, the Parties hereto have hereunto fixed their seals this 3rd day of April, 2000, effective as of April 3, 2000.



BELL ATLANTIC CORPORATION


By: /s/ Frederic Salerno
    ---------------------------------
    Senior Executive Vice President
     and Chief Financial Officer


VODAFONE AIR TOUCH PLC


By: /s/ Arun Sarin
    ---------------------------------
    Chief Executive Officer


CELLCO PARTNERSHIP

By:      NYNEX PCS Inc.

Its:     Managing General Partner


By: /s/ David H. Benson
    ---------------------------------


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